Exhibit (c)(i)

December 13, 2024

The Board of Directors of Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, TX 77002

Attn: Dave Lesar, Chairman

Dear Board of Directors:

We understand that Superior Energy Services, Inc. (the “Company”) intends to effect a reverse-stock split of the Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) at a ratio of not less than 1 share for each 700 issued and outstanding shares of Common Stock and not greater than 1 share for each 800 issued and outstanding shares of Common Stock (the “Reverse Stock Split”). It is our understanding that each share of Common Stock held by a stockholder of record that owns less than a minimum number of shares of Common Stock, which, depending on the Reverse Stock Split ratio, would be between 700 and 800 shares of Common Stock (the “Minimum Number”) immediately prior to the effective time of the Reverse Stock Split (such stockholders, the “Cashed-Out Stockholders”) would be converted into the right to receive $80 in cash per share (the “Consideration”), and such Cashed-Out Stockholders would no longer be stockholders of the Company. We also understand that, immediately following the Reverse Stock Split, the Company intends to effect a forward stock split at a ratio of not less than 700 shares for each issued and outstanding share of Common Stock and not greater than 800 shares for each issued and outstanding share of Common Stock (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”), which would reconvert whole shares and fractional share interests held by the stockholders that own at least the Minimum Number of shares of Common Stock immediately prior to the effective time of the Reverse Stock Split (the “Continuing Stockholders”) back into the same number of shares of the Company’s Common Stock held by such Continuing Stockholders immediately prior to the effective time of the Reverse Stock Split. Therefore, as a result of the Forward Stock Split, the total number of shares of the Company’s Common Stock held by the Continuing Stockholders would not change as a result of the Transaction, and the Continuing Stockholders would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split is fair to such Cashed-Out Stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated December 13, 2024 of the resolutions of the Board approving the Transaction (the “Resolutions”);

2.	reviewed a draft dated December 13, 2024 of the written consent of the stockholders of the Company approving the Transaction (the “Stockholder Consent”);

3.	reviewed drafts dated November 18, 2024 of the amendments to the Company’s second amended and restated certificate of incorporation effecting the Transaction (the “Charter Amendments”);

1001 Fannin Street, Suite 4650, Houston, Texas 77002 832.319.5150 HL.com

Broker/dealer services through Houlihan Lokey Capital, Inc. and Houlihan Lokey Advisory, Inc.

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 2 -

4.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

5.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the years ending 2024 through 2028;

6.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

7.	compared the financial and operating performance of the Company with that of public companies that we deemed to be relevant;

8.	considered publicly available financial terms of certain transactions that we deemed to be relevant; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (b) the Transaction will be consummated in a timely manner in accordance with the terms described in the Resolutions, the Stockholder Consent, the Charter Amendments and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Resolutions, the Stockholder Consent and the Charter Amendments will not differ in any respect relevant to this Opinion from the drafts of said documents.

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Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We understand that (a) neither the Board nor the Company engaged in negotiations with respect to the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split or the terms of the Transaction and (b) neither the Board nor the Company engaged in any discussions with, or solicited any indications of interest from, any other party with respect to the securities, assets, businesses or operations of the Company, or any alternatives to the Transaction. We have not been requested to, and did not, (a) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) assist the Board or the Company in structuring or negotiating the terms of the Transaction, or (c) advise the Board, the Company or any other party with respect to alternatives to the Transaction. We express no view or opinion as to any such matters, including the terms of any transaction that could have been obtained if any of the foregoing had been undertaken or whether the terms of the Transaction would have been more favorable to the Cashed-Out Stockholders if any of the foregoing had been undertaken. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Common Stock actually will be when the number of shares of Common Stock issued and outstanding is reduced pursuant to the Transaction or the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the oil and gas energy industry has been experiencing volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction or the Company, and this Opinion does not purport to address potential developments in any such industry.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 4 -

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing certain investment banking, financial advisory and/or other financial or consulting services to the Company and to certain of the Company’s significant stockholders and/or their respective affiliated investment funds and/or portfolio companies, including GoldenTree Asset Management, LP (“GoldenTree”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GoldenTree (collectively, with GoldenTree, the “GoldenTree Group”) and Monarch Alternative Capital, LP (“Monarch”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Monarch (collectively, with Monarch, the “Monarch Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having provided certain financial advisory and opinion services to the Company in connection with transactions as well as for financial reporting and tax purposes, (ii) having provided financial advisory and other services to members of the GoldenTree Group and Monarch Group, including, with respect to Monarch, having provided valuation advisory services with respect to Monarch’s investment in the Company to assist Monarch in connection with its determination of fair value for financial reporting purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by GoldenTree, Monarch or other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the GoldenTree Group, members of the Monarch Group or other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), including each of the Reverse Stock Split and the Forward Stock Split, (iii) the fairness of any portion or aspect of the Transaction to the holders of shares of Common Stock or holders of any other any class of securities, creditors or other constituencies of the Company, or to any other party,

The Board of Directors Superior Energy Services, Inc. December 13, 2024	- 5 -

except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness to the holders of Common Stock or other securities of the Company (other than the Cashed-Out Stockholders to the extent expressly specified herein) of the Consideration to be received by the Cashed-Out Stockholders, the fairness to the Cashed-Out Stockholders of any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company, or the fairness of the Consideration to be received by the Cashed-Out Stockholders relative to any consideration to be received in the Transaction by the Continuing Stockholders or holders of other securities of the Company or vice versa), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration, if any, payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise except if and only to the extent expressly set forth in the last sentence of this Opinion. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board and the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Cashed-Out Stockholders in the Reverse Stock Split is fair to such Cashed-Out Stockholders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.